Exhibit 99.1

Corporate Headquarters: 16005 Los Gatos Blvd, Los Gatos, CA 95032

Investor Relations Contact:	Company Contact:
Jody Burfening/Amy Gibbons	Barry Cinnamon, CEO
Lippert / Heilshorn & Associates	Akeena Solar, Inc.
(212) 838-3777	(408) 402-9400
agibbons@lhai.com	bcinnamon@akeena.com

Akeena Solar Announces First Quarter 2010 Results

LOS GATOS, Calif., April, 29, 2010 (GlobeNewswire via COMTEX News Network) -- Akeena Solar, Inc. (NASDAQ:AKNS), a leading installer of solar power systems and manufacturer of AC solar panels, today announced results for the first quarter ended March 31, 2010.

“Total revenue was $6.5 million with a gross profit margin of 23%. We continued to see strong bookings momentum throughout the quarter and increased our backlog to $11.4 million at quarter-end.  As compared to year-end, backlog increased $2.0 million, and was more than double the $4.8 million backlog at the end of the first quarter of 2009,” said Gary Effren, president of Akeena Solar.

“Sales mix in the quarter again reflected the success we are having in diversifying our revenue stream,” added Effren. “We continued to expand our distribution footprint, ending the quarter with 72 dealers in 27 states and Canada since we launched our strategy in the second quarter last year.  In the quarter, we expanded our relationship with Lowe's to include residential installation services for their customers in California, and supplied Andalay AC panels for nine additional stores both within and outside of California.

“Based on progress in our distribution business and the momentum in residential bookings, we remain confident with our target of EBITDAS breakeven at an $18 million revenue level in the fourth quarter,” concluded Effren.

“Andalay AC panels have been leading the industry towards lower installation costs, improved reliability, better performance and superior safety,” said Barry Cinnamon, Akeena CEO. “All of these factors are driving adoption and facilitating our efforts to open new distribution channels. As costs decline and credit eases, the technology underlying the Andalay brand helps consumers make the decision that rooftop solar is a cost effective and reliable solution for their energy needs.”

First Quarter Financial Results

Net sales for the first quarter of 2010 were $6.5 million, a decrease of 15.0% compared to $7.6 million in net sales in the first quarter of 2009, and a decrease of 8.2% from fourth quarter net sales of $7.0 million. The decline in the first quarter over the same quarter last year reflects lower installation sales due to the absence of last year’s non-California installation revenues of $1.4 million and lower commercial installations due to the tight credit market, partially offset by higher distribution sales. Excluding the $1.4 million of non-California installation revenue from the first quarter of 2009, total revenue in the first quarter of 2010 would have been up 4.0% compared to 2009.

Residential installations in the first quarter of 2010 were $5.7 million, as compared to $6.6 million in the first quarter last year (or $5.8 million in the first quarter last year excluding non-California installations) and $5.3 million in the fourth quarter of 2009. Distribution sales were $729,000 in the first quarter of 2010, compared to $1.4 million in the fourth quarter of 2009.  Distribution sales were launched in the second quarter of 2009.  The sequential decline in distribution sales is due to normal solar industry seasonality and the timing of shipments for initial stocking orders for distribution customers, including Lowe’s.

Gross profit for the first quarter of 2010 was $1.5 million, or 23.0% of sales, compared to $2.3 million, or 29.7% in the first quarter of 2009, and $1.3 million, or 18.0% of sales, in the fourth quarter of 2009. The year-over-year decrease in gross margin primarily reflects favorable adjustments related to commercial projects in the prior year and new distribution sales in the current year. On a sequential basis, first quarter 2010 gross margin increased reflecting lower panel costs and a lower mix of distribution sales in the current quarter.  The average selling price for installations in the quarter was $6.52 per watt compared to $6.60 in the fourth quarter and $8.00 a year ago.

Total operating expenses for the first quarter of 2010 were $4.8 million, compared to $5.7 million for the same period last year, and $4.8 million in the fourth quarter of 2009. The first quarter of 2010 included the favorable impact for full payment on a previously reserved $675,000 note receivable.  The year-over-year decline of $902,000 was primarily due to lower general and administrative costs of $937,000 driven by the aforementioned $675,000 favorable bad debt expense adjustment with the remaining decline reflecting the full impact of cost cuts made in the first quarter of 2009. As compared to the fourth quarter of 2009, excluding the favorable bad debt adjustment, the operating expense increase was driven by higher payroll, benefits, research and development and sales and marketing costs. Stock-based compensation expense was $553,000 in the first quarter of 2010, compared to $540,000 for the same period last year and $429,000 in the fourth quarter. Cash operating expenses (adjusted for stock-based compensation expense and depreciation and amortization expense) were $4.1 million in the first quarter of 2010 compared to $5.0 million for the same period last year and $4.2 million in the fourth quarter of 2009.

Net loss for the first quarter of 2010 was $2.4 million, or $0.07 per share, compared to a net loss of $5.1 million, or $0.17 per share, in the first quarter of 2009, and a net loss of $3.7 million or $0.11 per share in the fourth quarter of 2009. Net loss for the first quarter of 2010 included a favorable $884,000 non-cash adjustment to reflect the fair value of common stock warrants.  Net loss for the first quarter and the fourth quarter of 2009 included unfavorable non-cash charges of $1.5 million and $168,000, respectively, to reflect the fair value of common stock warrants. Excluding the adjustments to reflect the fair value of warrants in all periods, net loss for the first quarter of 2010 would have been $3.3 million, or $0.09 per share, as compared to $3.5 million, or $0.12 per share in the same period last year and $3.5 million, or $0.10 per share in the fourth quarter of 2009.

Installations for the quarter amounted to 878 kilowatts, compared to 945 kilowatts in the same quarter last year and 856 kilowatts in the fourth quarter of 2009. Backlog as of March 31, 2010 was $11.4 million. Cash and cash equivalents at March 31, 2010 were $2.7 million. There was no balance drawn on the $1.0 million cash-backed line at the end of the quarter. Common shares outstanding as of March 31, 2010 were 37.2 million compared to 36.4 million at December 31, 2009.

The number of employees at the end of the first quarter of 2010 was 164 full time equivalents, compared to 137 at March 31, 2009 and 157 at December 31, 2009.

Outlook

Management continues to project EBITDAS (excluding non-cash stock-based compensation) breakeven in the fourth quarter of 2010 at a revenue level of approximately $18 million with approximately 25% of the revenue from distribution.

Conference Call Information
Akeena Solar will host an earnings conference call at 11:00 a.m. PT (2:00 p.m. ET) today to discuss its first quarter 2010 earnings results. Management will discuss strategy, review quarterly activity, provide industry commentary, and answer questions.

To access the call in the U.S., please dial 877-225-1676 and for international callers dial 706-643-9669 approximately 10 minutes prior to the start of the conference call. The pass code is 68646535. The conference call will also be broadcast live over the Internet and available for replay for 90 days at www.akeena.com.

In addition, a replay of the call will be available via telephone for one week, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial 800-642-1687 and for international callers, dial 706-645-9291. The pass code is the same as above.

About Akeena Solar, Inc. (NASDAQ: AKNS)

Founded in 2001, Akeena Solar's philosophy is simple: We believe producing clean electricity directly from the sun is the right thing to do for our environment and economy. Akeena Solar has grown to become one of the nation's leading installers and manufacturers of solar power systems. Akeena Solar's revolutionary Andalay AC solar panels produce safe household AC power and have built-in racking, wiring, grounding and inverters. With 80% fewer parts and 5-25% better performance than ordinary DC panels, Andalay panels are an ideal solution for solar installers, trades workers and do-it-yourselfers. For more information on the company, visit www.akeena.com. Installers can also visit www.andalaysolar.com to learn more about the Andalay panels.

Safe Harbor

Statements made in this release that are not historical in nature, including those related to revenue and profitability and product offerings in future periods, constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "expects," "projects," "plans," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified, and our actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, the effectiveness, profitability, and marketability of such products, the ability to protect proprietary information, the impact of current, pending, or future legislation and regulation on the industry, the impact of competitive products or pricing, technological changes, the ability to identify and successfully acquire, integrate and manage client accounts and locations and deliver our services to customers of businesses and accounts acquired from third parties, and the effect of general economic and business conditions. All forward-looking statements included in this release are made as of the date of this press release, and Akeena Solar assumes no obligation to update any such forward-looking statements.

AKEENA SOLAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited) March 31, 2010	December 31, 2009
Assets
Current assets
Cash and cash equivalents	$2,665,423	$5,804,458
Accounts receivable, net	3,459,983	4,118,358
Other receivables	80,694	274,169
Inventory, net	6,551,241	4,869,934
Prepaid expenses and other current assets, net	1,570,360	1,818,570
Total current assets	14,327,701	16,885,489
Property and equipment, net	1,117,062	1,248,994
Goodwill	298,500	298,500
Other assets, net	149,857	151,338
Total assets	$15,893,120	$18,584,321

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$3,514,034	$4,277,599
Customer rebate payable	3,492	60,106
Accrued liabilities	1,387,827	1,174,979
Accrued warranty	1,210,194	1,187,999
Common stock warrant liability	1,563,481	2,536,402
Deferred revenue	542,706	619,242
Current portion of capital lease obligations	14,354	18,086
Current portion of vehicle loans	225,711	222,583
Total current liabilities	8,461,799	10,096,996
Capital lease obligations, less current portion	683	2,728
Vehicle loans, less current portion	295,404	352,847
Other long-term liabilities	12,960	19,440
Total liabilities	8,770,846	10,472,011

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value; 50,000,000 shares authorized; 37,152,274 and 36,406,944 shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively	37,152	36,407
Additional paid-in capital	61,342,208	59,897,553
Accumulated deficit	(54,257,086)	(51,821,650)
Total stockholders’ equity	7,122,274	8,112,310
Total liabilities and stockholders’ equity	$15,893,120	$18,584,321

AKEENA SOLAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2010	2009

Net sales	$6,455,505	$7,594,590
Cost of sales	4,969,829	5,339,982
Gross profit	1,485,676	2,254,608

Operating expenses
Sales and marketing	1,689,306	1,654,121
General and administrative	3,124,451	4,061,406
Total operating expenses	4,813,757	5,715,527
Loss from operations	(3,328,081)	(3,460,919)
Other income (expense)
Interest income (expense), net	9,122	(76,541)
Adjustment to the fair value of common stock warrants	883,523	(1,541,764)
Total other income (expense)	892,645	(1,618,305)
Loss before provision for income taxes	(2,435,436)	(5,079,224)
Provision for income taxes	—	—
Net loss	$(2,435,436)	$(5,079,224)

Loss per common and common equivalent share:
Basic	$(0.07)	$(0.17)
Diluted	$(0.07)	$(0.17)
Weighted average shares used in computing loss per common and common equivalent share:
Basic	36,110,062	29,175,111
Diluted	36,110,062	29,175,111